Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS IMPROVED EARNINGS AND CASH FLOW FOR ITS FIRST QUARTER

ELYRIA, Ohio – (April 23, 2009) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2009.

HIGHLIGHTS FOR THE QUARTER

·	Organic sales increase of 2.1% in the quarter
·	Adjusted earnings per share(a) for the quarter increased 18% to $0.13 versus $0.11 last year
·	Earnings per share on a GAAP basis for the quarter of $0.08 versus $0.07 last year
·	Free cash flow(d) of negative $5 million in the quarter this year as compared to negative $24 million in the quarter last year
·	Adjusted EBITDA(e) of $27 million for the quarter
·	Reduction in debt outstanding of $13.4 million for the quarter

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the first quarter were $0.08 ($2.4 million net earnings) as compared to earnings per share for the same period last year of $0.07 ($2.2 million net earnings).  Adjusted earnings per share(a) were $0.13 for the first quarter of 2009 as compared to $0.11 for the first quarter of 2008.  Adjusted net earnings(b) for the quarter were $4.1 million versus $3.6 million last year.  Adjusted earnings before income taxes(c) for the first quarter were $6.2 million as compared to $6.2 million for the first quarter last year.  Adjusted earnings per share(a) and adjusted net earnings(b) for the first quarter 2009 and 2008 exclude interest expense of $1.0 million and $0.9 million, respectively, due to the amortization of the discount recorded on convertible debt as a result of the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments (FSP APB 14-1).  Adjusted net earnings(b) for the quarter were positively impacted by organic sales growth (both volume and selective price increases), cost reduction activities, reduced net interest expense and a lower effective tax rate which were partially offset by commodity cost increases and unfavorable foreign currency transactions and translation.

Net sales for the quarter decreased 4.4% to $398.0 million versus $416.3 million last year.  Foreign currency translation decreased net sales by seven percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter grew 2.1% over the same period last year driven primarily by organic net sales performance in North America/Home Medical Equipment (NA/HME), which grew 7.1%.  While European net sales for the quarter decreased by 14.0%, organic net sales grew 0.6%.

Gross margin as a percentage of net sales for the first quarter was higher by 0.1 percentage point compared to last year’s first quarter.  The margin improvement was the result of increased volumes, cost reduction activities, price increases and reduced freight costs which were largely offset by an unfavorable product mix, commodity cost increases and unfavorable foreign currency impact from the weakness of the Euro as compared to the U.S. dollar and the British pound as compared to the Euro.

Selling, general and administrative expense (SG&A) decreased 3.6% to $94.1 million in the quarter compared to $97.7 million in the first quarter last year.  Foreign currency translation decreased SG&A expense by seven percentage points, while acquisitions increased SG&A expense by less than one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense increased by 3.1% when compared to the first quarter of last year principally as a result of increased bad debt expense, in addition to higher sales and marketing costs in anticipation of future sales growth.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “In line with our expectations, the Company delivered a 14% improvement in first quarter adjusted net earnings(b) despite continued reimbursement pressures, particularly in Europe, and the negative impact on the Company’s earnings of the strengthening U.S. dollar.  Equally important, free cash flow(d) of negative $5 million improved significantly as compared to negative $24 million for the first quarter of last year.  This improvement was largely the result of higher accounts receivable collections and improved inventory management compared to the first quarter of 2008.  With improved profitability and strong management of working capital during the rest of the year, free cash flow(d) is projected to be on plan for the year.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended March 31, 2009, NA/HME net sales increased 6.2% to $186.7 million compared to $175.8 million in the same period last year, driven by sales increases in Respiratory, Standard and Rehab product lines.  Foreign currency translation decreased net sales by approximately two percentage points while acquisitions increased net sales by less than a percentage point.  Rehab product line net sales increased by 2.6% compared to the first quarter last year despite declines in the consumer power product line.  Excluding consumer power products, Rehab product line net sales increased 5.8% compared to the first quarter last year, driven by volume increases in custom power and custom manual wheelchairs.   Standard product line net sales for the first quarter increased 11.1% compared to the first quarter of last year, driven by increased volumes in manual wheelchairs, patient aids and beds.   Respiratory product line net sales increased 14.3%, driven by volume increases in oxygen concentrators and strong purchases by national accounts.

For the quarter, NA/HME earnings before income taxes were $4.9 million, excluding restructuring charges of $0.2 million pre-tax, as compared to earnings before income taxes of $2.4 million last year, excluding restructuring charges of $0.2 million pre-tax. The increase in earnings before income taxes was the result of increased volumes, price increases implemented in the second half of 2008, and cost reduction initiatives partially offset by commodity cost increases.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter were comparable to same period last year at $65.3 million.  Increased  home delivery program sales were largely offset by decreased sales volumes with larger providers.  Earnings before income taxes for the quarter increased to $0.9 million as compared to $0.6 million last year as a result of freight recovery programs and reduced discounts associated with lower sales to larger providers.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter decreased by 10.0% to $22.8 million compared to $25.3 million last year.  Foreign currency translation decreased net sales by three percentage points.  Excluding currency, the net sales decrease was experienced across most product categories along with a decrease in sales to national accounts. Expenditures by nursing home customers have been constrained in the current economic environment in part due to budgetary pressures in state Medicaid programs.  Earnings before income taxes increased to $2.7 million, excluding restructuring charges of $0.2 million pre-tax, as compared to $1.0 million last year, as a result of freight recovery programs and favorable foreign currency exchange rate movement of the Canadian dollar.

EUROPE

For the quarter, European net sales decreased 14.0% to $108.4 million versus $126.0 million last year.  Foreign currency translation decreased net sales by fifteen percentage points.  Net sales performance continues to be strong in most countries; however, business performance in Germany continued to be negatively impacted by pricing and reimbursement pressures in the market place.    For the quarter, earnings before income taxes were $3.9 million, excluding restructuring charges of $0.3 million pre-tax, as compared to $6.4 million last year, excluding restructuring charges of $0.2 million pre-tax.   This decrease in earnings is largely attributable to unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales decreased 38.1% to $14.8 million versus $23.9 million last year.  Foreign currency translation decreased net sales by twenty seven percentage points.  Net sales performance was disappointing in the Company’s Australian distribution business and at the Company’s subsidiary which manufactures microprocessor controllers. The distribution business had lower sales due in large part to long term care facilities which have deferred purchases, while the subsidiary manufacturing controllers had customers who lowered inventory levels in response to the economic environment.  For the quarter, earnings before income taxes were $0.4 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $1.7 million last year, excluding restructuring charges of $0.1 million pre-tax.  The decrease in earnings is attributable to volume declines, an increase in SG&A for sales and marketing programs intended to drive future sales growth, and an unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $465.4 million at March 31, 2009, as compared to $478.8 million at the end of 2008 and as compared to $538.7 million at March 31, 2008.  The Company’s balance sheet reflects the adoption of FSP APB 14-1. As a result of adopting FSP APB 14-1, the Company recorded a debt discount, which reduced debt and increased equity by $51.4 million and $52.4 million as of March 31, 2009 and December 31, 2008, respectively.  The decrease in debt outstanding of $13.4 million during the quarter was the result of improved utilization of the Company’s cash. The Company’s cash and cash equivalents at the end of the quarter were approximately $28.7 million, down from $47.6 million at the end of last year.  The Company’s ratio of debt to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) was 3.3 as of March 31, 2009, as compared to 3.3 as of the end of 2008 and 4.0 as of March 31, 2008.

Invacare reported negative $4.5 million of free cash flow(d) in the first quarter of 2009 as compared to the first quarter of 2008 free cash flow(d) of negative $23.9 million.  The improvement in free cash flow was principally due to better working capital management as accounts receivable collections were higher and seasonal increases in inventory, particularly for Europe, were smaller as compared to the first quarter of 2008.

Days sales outstanding increased by two days to 60 days versus 58 days at the end of last year, but improved compared to 61 days at the end of the first quarter of 2008.  Inventory turns were 5.0, slightly down from 5.1 at the end of last year and improved as compared to 4.8 as of the end of the first quarter of 2008.

OUTLOOK

The Company’s first quarter earnings were in line with internal planning on a consolidated basis, with the NA/HME region outperforming and the Asia/Pacific region underperforming along with portions of Europe.   As discussed above, pricing and reimbursement pressures continue in Germany.  Reimbursement pressures also remain in France where payments from nursing homes for beds and certain wheelchairs will likely limit sales growth.  For the Australian distribution business, sales growth will likely continue to be impacted by slow purchases by long term care facilities.  For the IPG business, the Obama administration’s budget supporting state Medicaid programs may help nursing homes pursue expenditures that have been deferred.

In the NA/HME region, the Company did not see a meaningful impact from the previously announced Medicare reimbursement cuts of 9.5% for those product categories which had been included in phase one of the then delayed National Competitive Bidding program or from the limit of 36 months of rental payments for home oxygen.  As the year progresses, there may be more influence from the reimbursement changes; however, Invacare’s respiratory products (for example, the low cost HomeFill® oxygen delivery system) can help our customers offset the impact of Medicare cuts.   Overall, the Company continues to expect a strong performance from NA/HME for the year and all divisions to benefit from lower commodity costs compared to the first quarter, as the Company continues the recovery toward more normal profit margins which have been earned in the past.

With these factors in mind, the Company is providing updated guidance for 2009:

•	Organic growth in net sales of 4% to 6%, excluding the impact from acquisitions and foreign currency translation adjustments. Previous guidance had been for 5% to 7%.

•
Effective tax rate on adjusted annual earnings of 25%.  Similar to 2008, the Company expects that its effective tax rate for each period in 2009 will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.

•	Adjusted earnings per share(a) of $1.38 to $1.48.

•	Free cash flow(d) between $35 million and $40 million.

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) between $140 million and $150 million.

Commenting on the Company’s anticipated performance, Mixon noted that “Invacare has started the year with strong first quarter results on both earnings and cash flow.  Building on that momentum, we expect that cost reductions, including global rationalization of Invacare’s product lines, will drive further improvements during the year.  Despite a stronger U.S. dollar compared to 2008 and some reimbursement and pricing pressures in certain markets, we continue to project growth in organic sales and adjusted net earnings(b), along with strong free cash flow(d) performance, for the year.”

(a) Adjusted earnings per share (EPS) for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009 as compared to $0.5 million pre-tax for the quarter ended March 31, 2008), amortization of the convertible debt discount ($1.0 million pre-tax for the quarter ended March 31, 2009 as compared to $0.9 million pre-tax for the quarter ended March 31, 2008 recorded in interest expense) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009 as compared to $0.5 million pre-tax for the quarter ended March 31, 2008), amortization of the convertible debt discount ($1.0 million pre-tax for the quarter ended March 31, 2009 as compared to $0.9 million pre-tax for the quarter ended March 31, 2008 recorded in interest expense) and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009 as compared to $0.5 million pre-tax for the quarter ended March 31, 2008) and amortization of the convertible debt discount ($1.0 million pre-tax for the quarter ended March 31, 2009 as compared to $0.9 million pre-tax for the quarter ended March 31, 2008 recorded in interest expense).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, and stock option expense.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,000 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; adverse changes in government and other third-party payor reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers, on our suppliers and on the demand for our products of the recent global economic downturn and general volatility in the credit and stock markets; difficulties in implementing an Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the company’s facilities or assets are located; exchange rate and tax rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,
	2009	2008
Net sales	$397,995	$416,278
Cost of products sold	289,527	303,070	*
Gross profit	108,468	113,208
Selling, general and administrative expense	94,133	97,695
Charge related to restructuring activities	776	511
Interest expense – net	9,112	10,203
Earnings before income taxes	4,447	4,799
Income taxes	2,050	2,590
Net earnings	$2,397	$2,209

Net earnings per share – basic	$0.08	$0.07
Weighted average shares outstanding – basic	31,931	31,875

Net earnings per share – assuming dilution	$0.08	$0.07
Weighted average shares outstanding – assuming dilution	31,933	31,995

* Cost of products sold includes inventory markdowns resulting from restructuring of $11 for the three-month period ending March 31, 2008.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended March 31,
	2009	2008
Net earnings	$2,397	$2,209
Interest expense	9,553	10,901
Income taxes	2,050	2,590
Depreciation and amortization	9,728	11,008
EBITDA	23,728	26,708
Restructuring charges	776	522
Bank fees	1,108	877
Stock option expense	897	665
Adjusted EBITDA(1)	$26,509	$28,772

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended March 31,
	2009	2008
Net earnings per share – assuming dilution	$0.08	$0.07
Weighted average shares outstanding – assuming dilution	31,933	31,995
Net earnings	$2,397	$2,209
Income taxes	2,050	2,590
Earnings before income taxes	4,447	4,799
Restructuring charges	776	522
Amortization of discount on convertible debt	992	884
Adjusted earnings before income taxes	6,215	6,205
Income taxes	2,125	2,630
Adjusted net earnings	$4,090	$3,575
Weighted average shares outstanding – assuming dilution	31,933	31,995
Adjusted earnings per share – assuming dilution(2)	$0.13	$0.11

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense) and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $25,450,000 and $24,955,000 for the three months ended March 31, 2009 and 2008, respectively.  Effective January 1, 2009, segment earnings before income taxes have been changed to reflect changes in how management currently views earnings before income taxes for the segments.  Specifically, Asia/Pacific earnings before income taxes now includes profit on intercompany sales with an offsetting adjustment to All Other and North America/HME now includes a greater allocation of interest expense with an offsetting reduction for Europe.  The prior year has been reclassified to conform to the current year presentation.  The information by segment is as follows:

(In thousands)	Three Months Ended March 31,
	2009	2008
Revenues from external customers
North America / HME	$186,703	$175,781
Invacare Supply Group	65,313	65,256
Institutional Products Group	22,774	25,297
Europe	108,387	126,003
Asia/Pacific	14,818	23,941
Consolidated	$397,995	$416,278

Earnings (loss) before income taxes
North America / HME	$4,719	$2,207
Invacare Supply Group	864	589
Institutional Products Group	2,482	998
Europe	3,600	6,177
Asia/Pacific	275	1,598
All Other	(7,493)	(6,770)
Consolidated	$4,447	$4,799

Restructuring charges before income taxes
North America / HME	$218	$226
Invacare Supply Group	-	-
Institutional Products Group	171	-
Europe	286	226
Asia/Pacific	101	70
Consolidated	$776	$522

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$4,937	$2,433
Invacare Supply Group	864	589
Institutional Products Group	2,653	998
Europe	3,886	6,403
Asia/Pacific	376	1,668
All Other	(7,493)	(6,770)
Consolidated	$5,223	$5,321

“All other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2009	December 31, 2008
Current Assets
Cash, cash equivalents and marketable securities	$28,719	$47,588
Trade receivables – net	263,412	266,483
Inventories – net	181,498	178,737
Deferred income taxes and other current assets	65,060	58,250
Total Current Assets	538,689	551,058

Other Assets	140,666	145,217
Plant and equipment – net	136,538	143,512
Goodwill	471,983	474,686
Total Assets	$1,287,876	$1,314,473

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,002	$119,633
Accrued expenses	130,998	143,612
Accrued income taxes	1,097	3,054
Short-term debt and current maturities of long-term debt	34,500	18,699
Total Current Liabilities	289,597	284,998

Long-Term Debt	379,441	407,707
Other Long-Term obligations	89,450	88,826

Shareholders’ Equity	529,388	532,942
Total Liabilities and Shareholders’ Equity	$1,287,876	$1,314,473

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2009	2008
Net cash used by operating activities	$(2,514)	$(18,455)
Plus:
Net cash impact related to restructuring activities	1,140	1,078
Less:
Purchases of property and equipment, net	(3,156)	(6,513)
Free Cash Flow	$(4,530)	$(23,890)

Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).